Exhibit 99.2
News Release
FOR IMMEDIATE RELEASE
JUNE 1, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SIGNIFICANT NEW
DISCOVERY IN THE HOGSHOOTER PLAY OF THE TEXAS PANHANDLE
 AND WESTERN OKLAHOMA

Exploratory Hogshooter Well Has Produced an Average of Approximately 7,350 Boe
per Day During Its First Eight Days of Stabilized Production

Company Believes It Will Drill Approximately 65 Additional Wells
 in the Play During the Next Few Years

OKLAHOMA CITY, OKLAHOMA, JUNE 1, 2012 – Chesapeake Energy Corporation (NYSE: CHK) today announced a significant new discovery in the Hogshooter play in the Anadarko Basin of the Texas Panhandle and western Oklahoma.  Chesapeake owns approximately 30,000 net acres in the play, which are more than 90% held by production (HBP) from its legacy deeper Granite Wash production.

Chesapeake has completed two horizontal wells in the Hogshooter formation to date.  The Thurman Horn 406H well was drilled to a vertical depth of approximately 10,000 feet with a lateral section of approximately 4,900 feet.  This successful exploratory well was drilled more than five miles from established Hogshooter production, but in a section of land where three wells had already been drilled to other formations.  During its first eight days of stabilized production, the well averaged daily production of 5,400 barrels (bbls) of oil, 1,200 bbls of natural gas liquids (NGL) and 4.6 million cubic feet of natural gas (mmcf), or approximately 7,350 bbls of oil equivalent (boe) per day.  Total cumulative production, which includes five days of flowback testing, is 68,400 boe.  Current daily production is approximately 7,000 boe.

The Meek 41 9H well, located approximately five miles from the Thurman Horn 406H, was drilled to a vertical depth of approximately 10,500 feet with a lateral section of approximately 4,800 feet.  During its first 27 days of stabilized production, the well averaged daily production of 1,300 bbls of oil, 365 bbls of NGL and 1.4 mmcf, or approximately 1,900 boe per day.  Total cumulative production, which includes five days of flowback testing, is 53,500 boe.  Current daily production is approximately 1,400 boe.

In addition to the wells mentioned above, Chesapeake has drilled two Hogshooter wells that are waiting on completion, the Zybach 6010H and the Hamilton 39 10H. The company’s average working interest in the four wells is approximately 88%. The company estimates its acreage position contains at least 65 more Chesapeake-operated Hogshooter locations to drill during the next few years. The drilling and completion of these 65 wells will be a part of the company’s already budgeted Anadarko Basin drilling program and should result in no increase to the company’s budgeted capital expenditures. Chesapeake had none of the 65 potential future

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Hogshooter wells classified as proved reserves in the company’s March 31, 2012 reserve report.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, said, “We expect this new Hogshooter discovery to provide a significant boost to Chesapeake’s focus on harvesting its existing assets for growth and value creation rather than on pursuing new leasehold.  In addition, this new Hogshooter development area should further enhance our growing liquids production, which we expect will have transformational effects on our company’s operational and financial performance in the years ahead.  Further, based on production results to date and our research of industry production records, we believe the Thurman Horn 406H well is one of the best oil wells drilled onshore in the Lower 48 in the past several decades. This discovery exemplifies the scale and quality of our world-class asset base and the skill and creativity of our technical teams.  Their hard work and determination is continuing to create significant additional value for our shareholders and other stakeholders.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. Our drilling plans and production projections for the Hogshooter play can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. Factors that could cause actual results to differ materially from expected results are described under "Risk Factors" in our 2011 Form 10-K filed with the U.S. Securities and Exchange Commission on February 29, 2012 and include the volatility of oil, natural gas and natural gas liquids prices; the availability of capital on an economic basis; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting our industry and our business; general economic conditions negatively impacting us and our business counterparties; and transportation capacity constraints and interruptions. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.